Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of JTH Holding, Inc. of our report dated July 9, 2012, relating to the consolidated balance sheets of JTH Holding, Inc. and subsidiaries as of April 30, 2012 and 2011, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the fiscal years in the three-year period ended April 30, 2012.

/s/ KPMG LLP

Norfolk, Virginia
July 9, 2012